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Exhibit 4.5

REGISTRATION RIGHTS AGREEMENT

dated as of May 2, 2007

among

IHS INC.

and

TAK TENT F LIMITED

1

        REGISTRATION RIGHTS AGREEMENT (this "Agreement") dated as of May 2, 2007 among IHS INC. (the "Company"), a Delaware corporation, and TAK TENT F LIMITED ("Tak Tent-F").

W I T N E S S E T H:

        WHEREAS, immediately prior to and immediately after the reorganization (the "Trust Reorganization") of The Thyssen-Bornemisza Continuity Trust, effective as of the date hereof, Tak Tent-F owned 2,000,000 shares of the Company's Class A Common Stock, par value $0.01 per share ("Class A Common Stock"); and

        WHEREAS, Tak Tent-F desires to obtain certain rights with respect to the registration of its Registrable Securities (as defined below), subject to the terms and conditions hereof;

        NOW, THEREFORE, in consideration of the foregoing, the parties hereto do hereby agree, as follows:

ARTICLE 1
 DEFINITIONS

        Section 1.01.    Definitions.    (a) The following terms, as used herein, have the following meanings:

        "Board" means the board of directors of the Company.

        "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

        "Company Registration Expenses" means the fees and expenses incurred by the Company in connection with the performance of the Company's obligations under this Agreement, including without limitation (i) registration and filing fees and any listing fees for any national securities exchange on which the Registrable Securities are listed, (ii) fees and expenses of compliance with securities or blue sky laws (including fees and disbursements of counsel in connection with blue sky qualifications of Registrable Securities), (iii) printing expenses, (iv) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company, (v) fees and expenses of any special experts retained by the Company in connection with such registration and (vi) fees and expenses in connection with any review of underwriting arrangements by the National Association of Securities Dealers, Inc.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "F Trust" means the trust which immediately after the Trust Reorganization owned, directly or indirectly, all of the outstanding equity interests in Tak Tent-F.

        "Holder" means, at any time, Tak Tent-F and any Permitted Transferee if, at such time, such Person then owns Registrable Securities.

        "Holder Registration Expenses," with respect to any Participating Holder in a sale of Registrable Securities hereunder, means the fees and expenses incurred by such Participating Holder in connection with such sale, including without limitation (i) fees and expenses of counsel for such Participating Holder, (ii) broker or underwriter fees, disbursements, discounts or commissions and transfer taxes, if any, attributable to the sale of Registrable Securities by such Participating Holder and (iii) any other expenses, other than Company Registration Expenses, that are incident to such Participating Holder's participation in such sale.

        "Participating Holders" means each Holder selling Registrable Securities hereunder at any given time.

        "Permitted Transferee" means (i) any trust, so long as one (or more) of the beneficiaries of the F Trust is the principal beneficiary (or are the principal beneficiaries) of such trust, (ii) any corporate entity(ies), partnership(s) or other similar entity(ies), that is majority-owned, directly or indirectly, by the F Trust or any trust referred to in (i) above and (iii) any beneficiary of the F Trust, or any spouse or child (including step or adoptive children) of such beneficiary.

        "Person" means an individual, corporation, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Registrable Security" means (x) 1,500,000 shares of Class A Common Stock owned as of the date hereof by Tak Tent-F, and (y) each security received upon any stock split with respect to or stock dividend on any security referred to in clause (x), in each case (x) and (y) until the earliest to occur of (i) two years from the date hereof, (ii) a registration statement covering such share of Class A Common Stock or other security having been declared effective by the SEC or having become effective automatically and such share of Class A Common Stock or other security having been disposed of pursuant to such registration statement, (iii) such share of Class A Common Stock or other security being eligible for sale under Rule 144(k) or (iv) such share of Class A Common Stock or other security ceasing to be outstanding.

        "Registration Expenses" means all Company Registration Expenses and all Holder Registration Expenses, without duplication.

        "Rule 144" means Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Shelf Registration Statement" means a shelf registration statement (which shall be an automatic shelf registration statement, as such term is defined in Rule 405 under the Securities Act, if the Company is then eligible to use an automatic shelf registration statement) filed by the Company with respect to its Class A Common Stock with the SEC pursuant to Rule 415 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

        "Shelf Takedown" means a registration under the Securities Act of a Holder's Registrable Securities effected as a "shelf takedown" from a Shelf Registration Statement in accordance with Section 2.01.

ARTICLE 2
 REGISTRATION RIGHTS

        Section 2.01. (a) Within five Business Days of the date of this Agreement, the Company shall file with the SEC a Shelf Registration Statement, or amend or supplement its existing Shelf Registration Statement, with respect to the Registrable Securities then outstanding (which Shelf Registration Statement may also contemplate sales of shares of Class A Common Stock held by other shareholders). Not less than one Business Day prior to filing such Shelf Registration Statement or such amendment or supplement, the Company shall furnish to such Holder copies of such Shelf Registration Statement or amendment or supplement to be filed. The prospectus contained in such Shelf Registration Statement shall contain a Plan of Distribution section in substantially the form attached hereto as Exhibit A. After the Shelf Registration Statement has become effective, for as long as the Company is eligible to use such Shelf Registration Statement, any Holder may sell shares of Class A Common Stock ("Shares") pursuant to such Shelf Registration Statement, provided that such sales must be made prior to the second anniversary of the date hereof and aggregate sales of Registrable Securities under this Agreement shall not exceed 1,500,000 Shares.

        (b)   All Holders may sell an aggregate of 125,000 Registrable Securities in each calendar quarter by providing the Company with one full Business Day's prior notice of such Holder's intention to sell Registrable Securities, subject to the next sentence. The Company will use reasonable endeavors to respond to any such notice as promptly as practical. If the Company advises such Holder that it does not intend to exercise its rights under Sections 2.01(d) or (e) or if the Company does not respond to such Holder within such one Business Day period, such Holder may, subject to Section 2.03(e), proceed to sell Registrable Securities during the next thirty Business Days. Any Holder making a sale of Registrable Securities pursuant to this Section 2.01(b) will promptly notify the Company in writing of the number of Shares sold.

        (c)   If in any calendar quarter any sale by a Holder would result in the aggregate amount of all sales of Registrable Securities made by all Holders in such calendar quarter exceeding 125,000 Registrable Securities, then any future sales of Registrable Securities by any Holder in such calendar quarter shall be in an amount of not less than 50,000 Registrable Securities and shall be subject to the following conditions. Any Holder wishing to sell Shares pursuant to this Section 2.01(c) shall give the Company two Business Days' written notice of the proposed sale (the date on which such notice is given, the "Offer Date"), specifying the number of shares to be sold and offering to sell such Registrable Securities to the Company at a percentage (the "Applicable Percentage") of the Company's current stock price, such Applicable Percentage to be chosen by such Holder (for example, 99% of the Company's closing stock price on the New York Stock Exchange). The Company (or any assignee of the Company) shall have the option to notify the Holder in writing within two Business Days of receipt of such written notice from the Holder that it elects to purchase such Registrable Securities (regardless of whether a Blackout Period (as defined below) could then be imposed by the Company). If the Company (or any assignee of the Company) notifies the Holder that it elects to purchase such Registrable Securities, then the purchase price for such Registrable Securities shall be the Applicable Percentage of the closing price per Share on the New York Stock Exchange on the trading day immediately preceding the Offer Date. The closing of the purchase of such Registrable Securities shall take place within five Business Days of such notice from the Company (or any assignee of the Company); provided that if the Company notifies the Holder that a Blackout Period is in effect at the time of the Offer Date, such closing shall take place within five Business Days of the termination of such Blackout Period.

        If the Company advises such Holder that the Company does not intend to purchase such Registrable Securities, or if the Company does not respond to such Holder within such two Business Day period, such Holder may, subject to Sections 2.01(d) and 2.01(e) and Section 2.03(e), proceed to sell such Registrable Securities during the next thirty Business Days at a price no less than the Applicable Percentage of the price of the Company's Shares on the New York Stock Exchange at or about the time of sale; provided that if the Company notifies the Holder that a Blackout Period is in effect at any time from the Offer Date to the end of such thirty Business Day period, such Blackout Period shall be excluded in calculating such thirty Business Day Period. Any Holder making a sale or sales of Registrable Securities pursuant to this Section 2.01(c) shall promptly notify the Company of the number of Registrable Securities sold.

        Sales of Registrable Securities pursuant to this Section 2.01(c) shall not count against the 125,000 Registrable Securities quarterly limit provided in Section 2.01(b), regardless of the calendar quarter in which they occur.

        (d)   Notwithstanding paragraphs (b) and (c), the Company shall have the right to preempt any sale of Registrable Securities for a period not to exceed 60 days (in addition to any subsequent holdback period under Section 2.02) with a primary offering by the Company by delivering written notice (within the one or two Business Day period specified in Section 2.01(b) or (c), as applicable, after the Company has received a notice of proposed sale from a Holder) to the Holder indicating that the Company has identified a specific business need and use for the proceeds of the sale of such securities and the Company shall use all commercially reasonable efforts to effect a primary registration within 60 days of such notice. The Company shall not be entitled to exercise this right more than one time in any 12-month period, and during any preemption pursuant to this Section 2.01(d), the Company will not permit any other stockholder to sell Shares pursuant to the Shelf Registration Statement or any other registration rights agreement with the Company.

        (e)   Notwithstanding paragraphs (b) and (c), if the Company shall furnish to the Holder giving notice of a proposed sale of Shares (within the one or two Business Day period specified in Section 2.01(b) or (c), as applicable), a certificate signed by an officer of the Company stating that the Company is in possession of material, non-public information (as determined by the Company in consultation with counsel) and it is not in the best interests of the Company to disclose such information in a registration statement at such time, then the Holder agrees that it will not make any sale of Registrable Securities until the Company advises the Holder that it is permitted to do so (the period of time during which sales of Registrable Securities may not be made being referred to as a "Blackout Period"); provided, however, that the Company may not delay sales by Holders pursuant to this Section 2.01(e) for more than 120 days in any 12-month period. The Company will promptly notify the Holders in writing as soon as sales of Registrable Securities pursuant to the Shelf Registration Statement may resume. Each Holder agrees to treat all communications received from the Company pursuant to this Section 2.01(e) in the strictest confidence and shall not disseminate such information. The Company agrees to use reasonable best efforts to keep any such Blackout Period to the minimum number of days possible, consistent with the Company's best interests as determined by the Company in good faith and in consultation with counsel. The Company further agrees that it will not impose any Blackout Period on a Holder that is not also imposed upon any other Person with securities issued by the Company with registration rights granted by the Company, and that it will not impose a Blackout Period unless it informs its executive officers and directors of the existence of restrictions on trading in the Company's securities for the duration of such Blackout Period in a manner consistent with the Company's past practice.

        Each Holder agrees that if the date on which such Holder proposes to make a sale of Registrable Securities is at least 45 calendar days, but fewer than 75 calendar days, after the end of the Company's fiscal year, and the Securities Act requires the Company to include in the Shelf Registration Statement audited financials as of the end of such fiscal year, the Holder will delay any sale of Registrable Securities for such period as is reasonably necessary to permit the Company to include therein its required audited financial statements for such fiscal year. The Company agrees to use reasonable best efforts to minimize the length of any delay.

        (f)    Each Holder selling Shares agrees to pay all Holder Registration Expenses in connection with such sales, and the Company agrees to pay all Company Registration Expenses in connection with such sales.

        (g)   The Company hereby warrants and represents that as of the date hereof it is eligible to file automatic shelf registration statements pursuant to Form S-3 and the rules promulgated under the Securities Act.

        Section 2.02.    Holdback Agreements.    Each Holder agrees not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any Registrable Securities (other than as part of a registration effected under this Agreement) beginning on the date of any preliminary prospectus used in connection with any offering conducted as part of a registration effected by the Company, through the period after the pricing date of such offering equal to the lesser of (i) such period of time as agreed between the managing underwriter of such offering and the

Company and (ii) 120 days, provided that the holdback agreement of such Holder is on no more onerous terms than any other agreements entered into by any other Person. Notwithstanding the foregoing, the holdback agreement provided under this Section 2.02 shall not restrict any Holder from transferring Registrable Securities to any Person who agrees to be bound by the provisions hereof.

        Section 2.03.    Registration Procedures.    Whenever a Holder makes a sale of Shares in accordance with the terms of this Agreement;

        (a)   The Company will, if requested by such Holder, as expeditiously as possible prepare and file with the SEC a prospectus supplement for such sale.

        (b)   The Company will, if requested by such Holder, prior to filing a prospectus supplement, furnish to the requesting Holder copies of such prospectus supplement as proposed to be filed and provide the Holder with a meaningful opportunity, if practical under the circumstances, to comment on the same, and thereafter the Company will furnish to the Participating Holders such number of copies of such prospectus supplement and such other documents as such Participating Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Participating Holders.

        (c)   The Company will promptly notify each Participating Holder of any stop order relating to the Shelf Registration Statement issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

        (d)   The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Participating Holder reasonably (in light of such Holder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and, subject to the other limitations contained herein, do any and all other acts and things that may be reasonably necessary or advisable to enable the Participating Holders to consummate the disposition of their Registrable Securities; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

        (e)   The Company will immediately notify each Participating Holder of the occurrence of (i) any request by the SEC or any state securities or blue sky authority for a supplement or amendment to the Shelf Registration Statement or any prospectus included therein or (ii) an event requiring the preparation of a supplement or amendment to the Shelf Registration Statement or any prospectus included therein so that such Shelf Registration Statement or prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly prepare and make available to each Participating Holder any such supplement or amendment. Each Participating Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this paragraph (e), such Participating Holder will forthwith discontinue disposition of Registrable Securities until such Participating Holder's receipt of the copies of the supplemented or amended Shelf Registration Statement or prospectus contemplated by this paragraph (e) and, if so directed by the Company, such Participating Holder will deliver to the Company, or destroy, all copies, other than any permanent file copies then in such Participating Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

        (f)    The Company will use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its stockholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the

Shelf Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

        (g)   The Company may require each Participating Holder to furnish in writing to the Company as promptly as practicable such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration. The Company agrees that with respect to a Participating Holder, it shall only include in any registration statement or prospectus (or amendment or supplement thereto), such information regarding such Participating Holder as it has been provided in writing by or on behalf of such Holder specifically for inclusion in any such document and that the Company shall not amend, alter or change any such information without such Participating Holder's prior written consent.

        (h)   The Company will use its reasonable best efforts to cause all such Registrable Securities to be listed on each securities exchange or quoted on each inter-dealer quotation system on which the Class A Common Stock is then listed or quoted.

        (i)    Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to enter into any agreement with any underwriter or broker-dealer in connection with any sale of Registrable Securities hereunder, to participate (or cause its directors, employees, advisors or accountants to participate) in any marketing or "due diligence" activities in connection therewith, or to deliver (or cause to be delivered) any certificates, opinions of counsel or comfort letters in connection therewith.

        (j)    If requested by any Participating Holder, the Company will promptly incorporate in a prospectus supplement or post-effective amendment such information concerning such Participating Holder as such Holder reasonably requests to be included therein and as is appropriate in the reasonable judgment of the Company; in addition, the Company will make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment.

        Section 2.04.    Indemnification by the Company.    The Company agrees in connection with any sale of Shares made in accordance with the terms of this Agreement, to indemnify and hold harmless each Participating Holder, its officers, directors and agents, and each person, if any, who controls such Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Holder or on such Holder's behalf expressly for use therein; provided that with respect to any untrue statement or omission or alleged untrue statement or omission, the indemnity agreement contained in this paragraph shall not apply to the extent that any such loss, claim, damage, liability or expense results from the fact that a current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the time of sale of the Registrable Securities concerned to such person if it is determined that the Company has provided such current copy of such preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) and it was the responsibility of such Holder to provide such person with such current copy of such preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) and such current copy would have cured the defect giving rise to such loss, claim, damage, liability or expense. As a condition to including Registrable Securities in any Shelf Takedown, the Company may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

        Section 2.05.    Indemnification by Participating Holders.    Each Participating Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Holder, but only (i) with respect to information furnished in writing by such Holder or on such Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, including any free-writing prospectus, or any preliminary prospectus or (ii) to the extent that any loss, claim, damage, liability or expense described in Section 2.04 results from the fact that a current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) was not sent or given to the person asserting any such loss, claim, damage, liability or expense at or prior to the time of sale of the Registrable Securities concerned to such person if it is determined that it was the responsibility of such Holder to provide such person with such current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) and such current copy of the preliminary prospectus or prospectus (as amended or supplemented, including by any free-writing prospectus) would have cured the defect giving rise to such loss, claim, damage, liability or expense; provided, however, that the aggregate amount which any such Holder shall be required to pay pursuant to this Section 2.05 shall in no event be greater than the amount of the net proceeds received by such Holder upon the sale of the Registrable Securities giving rise to such loss, claim, damage, liability or expense. Each such Holder also agrees to indemnify and hold harmless the underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of the Company provided in this Section. As a condition to including Registrable Securities in any Shelf Takedown, each Participating Holder may require that it shall have received an undertaking reasonably satisfactory to it from any underwriter to indemnify and hold it harmless to the extent customarily provided by underwriters with respect to similar securities.

        Section 2.06.    Conduct of Indemnification Proceedings.    In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to this Article 2 such person (an "Indemnified Party") shall as promptly as practicable notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses; providedthat the failure of any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) in the reasonable judgment of such Indemnified Party representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

        Section 2.07.    Contribution.    If the indemnification provided for in this Article 2 is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities, as between the Company on the one hand and each such Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each such Holder in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of each such Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

        The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section, no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities of such Holder were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Each such Holder's obligation to contribute pursuant to this Section is several in the proportion that the proceeds of the offering received by such Holder bears to the total proceeds of the offering received by all such Holders and not joint.

        Section 2.08.    Participation Limitations.    No Person may participate in a Shelf Takedown hereunder unless such Person completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the provisions of this Agreement in respect of registration rights.

        Section 2.09.    Other Indemnification.    Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Company and each Participating Holder with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

        Section 2.10.    Indemnification Payments.    The indemnification and contribution required by Sections 2.05, 2.06 and 2.07 hereof shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when bills are received or any expense, loss, damage or liability is incurred; provided that if a final nonappealable determination is made that the party receiving such expense payments was not entitled to such payments pursuant to the provisions of this agreement, then the party receiving such expense payments shall return such expense payments to the party that made such payments.

ARTICLE 3
 RULE 144

        Section 3.01.    Rule 144.    The Company covenants with each Holder until the second anniversary of the date hereof that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as the Holders may reasonably request to the extent required from time to time to enable the Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such reporting requirements.

        Notwithstanding anything in this Agreement to the contrary, a Holder may make unlimited sales pursuant Rule 144 subject to the applicable restrictions thereof.

ARTICLE 4
 MISCELLANEOUS

        Section 4.01.    Entire Agreement.    This Agreement constitutes the entire agreement among the parties hereto and supersedes all other prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

        Section 4.02.    Binding Effect; Benefit.    This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, assigns and Permitted Transferees. Nothing in this Agreement, expressed or implied, shall confer on any Person other than the parties hereto, and their respective heirs, successors, assigns and Permitted Transferees, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

        Section 4.03.    Assignability.    Other than to Permitted Transferees, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement, directly or indirectly, whether by operation of law or otherwise, without the written consent of the Company, which the Company may withhold in its sole discretion, and any attempted assignment contrary to the terms hereof shall be null and void. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and their Permitted Transferees any rights or remedies hereunder.

        Prior to any transfer of rights to a Permitted Transferee, the transferring Holder shall provide the Company with notice of the Permitted Transferee's name and address and the number of Registrable Securities with respect to which such rights are being transferred. The Permitted Transferee shall assume the obligations of a Holder under this Agreement in a written instrument delivered to the Company. If, in connection with such transfer, a Holder has transferred all of its Registrable Securities to such Permitted Transferee, then the transferring Holder shall be released from all liability under this Agreement other than, and solely with regard to, the provisions of Sections 2.01(a), 2.05, 2.07 and 2.09 of this Agreement in connection with any sale of Registrable Securities in which such Holder was a Participating Holder and any provision hereof obligating such Holder to pay or reimburse the Company for any Registration Expenses incurred prior to such transfer.

        Section 4.04.    Amendment; Waiver.    Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each Holder and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 4.05.    Notices.    All notices, requests and other communications to any party hereunder shall be in writing via facsimile or email,

  if to the Company, to:

    IHS Inc.
    15 Inverness Way East
    Englewood, CO 80112
    Attention: Stephen Green
    Fax: 212-850-8540
    Email: steve.green@ihs.com

  with copies to:

    IHS Inc.
    15 Inverness Way East
    Englewood, CO 80112
    Attention: M. Sean Radcliffe
    Fax: 303-397-2400
    Email:     sean.radcliffe@ihs.com

    and

    Davis Polk & Wardwell
    450 Lexington Avenue
    New York, NY 10017
    Attention: Joseph A. Hall
    Fax: 212-450-3565
    Email: hall@dpw.com

  and if to Tak Tent-F, to:

    c/o Baker & McKenzie LLP
    1114 Avenue of the Americas
    New York, NY 10036
    Attention: Thomas J. Rice
    Fax: 212-310-1647
    Email: Thomas.J.Rice@bakernet.com

  or to such other address or addresses as a party by notice may designate.

        All notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. Any notice, request or other written communication sent by facsimile transmission shall be confirmed by certified mail, return receipt requested, posted within one Business Day, or by personal delivery, whether courier or otherwise, made within two Business Days after the date of such facsimile transmission.

        Each Permitted Transferee shall provide its address and fax number to the Company in writing.

        Section 4.06.    Headings.    The headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

        Section 4.07.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        Section 4.08.    Applicable Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK.

        Section 4.09.    Specific Enforcement.    Each party hereto acknowledges that the remedies at law of the other parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party to this Agreement, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

        Section 4.10.    Consent to Jurisdiction.    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in the United States District Court for the Southern District of New York or any other New York State court sitting in New York City, and each of the parties hereby consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 4.05 shall be deemed effective service of process on such party.

        Section 4.11.    Changes of Terms, Etc.    In the event that the Company should at any time during the term of this Agreement (i) enter into a registration rights agreement with Tak Tent L Limited that provides for different terms from the selling stockholder's perspective or (ii) after entering into any such registration rights agreement with Tak Tent L Limited, amend, alter or change any provisions of, or waive any restrictions, under that agreement, the Company shall promptly advise the Holder of the same in writing and offer such different terms to the Holder under this Agreement, which different terms the Holder may accept, but if the Holder chooses to accept such different terms it must accept them in their entirety (including any terms which are disadvantageous from the Holder's point of view). Any such change would be effective immediately upon the Holder's acceptance of the same.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

IHS INC.
By:
Name: Title:
TAK TENT F LIMITED
By:
Name: Title:

EXHIBIT A

PLAN OF DISTRIBUTION

        We are registering certain shares of our Class A Common Stock, to permit the resale of such Common Shares by the holders of thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of Common Shares. We will bear all of our fees and expenses incident to our obligation to register such Common Shares and the selling stockholders will bear all their fees and expenses in connection with the sale of the Common Shares as set forth in the registration rights agreement.

        The selling stockholders or their permitted successors may sell all or a portion of the Common Shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Common Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The Common Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  •
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  •
  in the over-the-counter market;

  •
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing of options, whether such options are listed on an options exchange or otherwise;

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  sales pursuant to Rule 144;

  •
  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        If the selling stockholders effect such transactions by selling Common Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of Common Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of Common Shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of Common Shares in the course of hedging in positions they assume and deliver this prospectus in connection with some or all of those sales and use the Common Shares covered by this prospectus to close out any short position created in connection with those sales. The selling stockholders may also sell Common Shares short and deliver Common Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge Common Shares to broker-dealers or other financial institutions that in turn may sell such shares using this prospectus.

        The selling stockholders may pledge or grant a security interest in some or all of the Common Shares owned by them, including to support a derivative or hedging position, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Common Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate Common Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealer participating in the distribution of the Common Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

        Under the securities laws of some states, the Common Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states Common Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 or any other available exemption rather than pursuant to this prospectus. There can be no assurance that any selling stockholder will sell any or all of the Common Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

        The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Common Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Common Shares to engage in market-making activities with respect to the Common Shares. All of the foregoing may affect the marketability of the Common Shares and the ability of any person or entity to engage in market-making activities with respect to the Common Shares.

        We will indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution.

        We will pay certain expenses of the registration of the Common Shares pursuant to the registration rights agreement including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any.

        Once sold under the shelf registration statement of which this prospectus forms a part, the Common Shares will be freely tradable in the hands of persons other than our affiliates.

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  Exhibit 4.5